Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075

WACHOVIA SECURITIES

1123 SERVICER’S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of June 1, 2007, by and among Merrill Lynch Mortgage Investors, Inc., as Depositor, Midland Loan Services, Inc. as Master Servicer, Wachovia Bank, National Association, as Master Servicer, Midland Loan Services, Inc. as Special Servicer, and LaSalle Bank, National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2007-7 (the "Agreement").  Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy Ryan and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1.
A review of the activities of the Master Servicer  during the period from June 1, 2007 to December 31, 2007, and of its performance  under the Agreement during such period has been made under our supervision; and

2.
To the best of our knowledge, based on such review, the Master Servicer  has fulfilled all of its obligations under this Agreement in all material respects throughout the period June 1, 2007, through December 31, 2007.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2008.

/s/ Timothy S. Ryan	/s/ Marilyn Addison
Timothy S. Ryan, Managing Director	Marilyn Addison, Director
Wachovia Bank National Association	Wachovia Bank National Association

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